Exhibit 5.1

May [9], 2025

EON Resources Inc.

3730 Kirby Drive

Suite 1200

Houston, TX 77098

Re:	Registration Statement on Form S-1 of EON Resources Inc.

Ladies and Gentlemen:

We have acted as counsel to EON Resources Inc. , a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-1 (the “Registration Statement”) filed by the Company on the date hereof with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the offering for resale of up to an aggregate 7,818,600 shares of the Company’s Class A Common Stock, par value $0.0001 per share (“Class A Common Stock”), consisting of: (i) up to 7,000,000 shares of Class A Common Stock (the “ELOC Shares”) that the Company may sell to White Lion Capital, LLC (“White Lion”), from time to time at the Company’s sole discretion, pursuant to the common stock purchase agreement dated October 17, 2022 (the “Common Stock Purchase Agreement”), (ii) 368,600 shares of Class A Common Stock issued to certain Selling Securityholders in exchange for services, and (iii) 450,000 shares of Class A Common Stock issued to certain Selling Securityholders in settlement of the Forward Purchase Agreement (as defined herein) (the “Meteora Shares”), each for the account of the persons listed as selling stockholders identified in the Registration Statement (the “Selling Securityholders”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

EON Resources Inc. May [9], 2025 Page 2

In our capacity as corporate counsel to the Company and for the purposes of this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents:

1.	the Registration Statement (including the prospectus contained therein);

2.	the Second Amended and Restated Certificate of Incorporation of the Company, as amended;

3.	the Amended and Restated Bylaws of the Company, as amended;

4.	the Marketing Services Agreement by and between the Company and Outside The Box Capital Inc. dated March 21, 2025 for marketing services, pursuant which the Company agreed to issue 120,000 of Class A Common Stock;

5.	the Agreement by and between the Company and Jack Holmes Energy Advisors LLC dated March 28, 2025 for strategic services, pursuant which the Company agreed to issue 100,000 shares of Class A Common Stock;

6.	the Independent Contractor Agreement by and between the Company and Howie Energy Holdings, LLC dated October 18, 2024 for strategic services, pursuant which the Company agreed to issue $15,000 in shares of Class A Common Stock per month in return for various strategic services;

7.	the Common Stock Purchase Agreement;

8.	Amendment No. 1 to the Common Stock Purchase Agreement, dated March 7, 2024, by and between the Company and White Lion Capital, LLC and Amendment No. 2 to the Common Stock Purchase Agreement, dated June 17, 2024 by and between the Company and White Lion Capital, LLC;

9.	The Agreement dated November 2, 2023, by and among the Company, Meteora Capital Partners, LP (“MCP”), Meteora Select Trading Opportunities Master, LP (“MSTO”), Meteora Strategic Capital, LLC (“MSC” and, collectively with MCP and MSTO, “FPA Seller”) (the “Forward Purchase Agreement”) and the related subscription agreement dated November 2, 2023 by and among the Company and FPA Seller and the Confidential Rescission, Settlement, and Release Agreement dated November 15, 2024, by and among the Company and FPA Seller; and

10.	certain Unanimous Written Consents of the Board of Directors of the Company and resolutions of the Board of Directors of the Company authorizing the transactions relating to the Marketing Services Agreement, Agreement by and between the Company and Jack Holmes Energy Advisors LLC, the Independent Contractor Agreement, the Common Stock Purchase Agreement, the Forward Purchase Agreement, and the Confidential Rescission, Settlement, and Release Agreement, including the issuance of shares of Class A Common Stock thereunder.

EON Resources Inc. May [9], 2025 Page 3

In rendering the opinion expressed below, we have assumed without verification the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of such copies, and the due authorization, execution and delivery of all documents by all parties and the validity, binding effect and enforceability thereof (other than the authorization, execution and delivery of documents by the Company and the validity, binding effect and enforceability thereof upon the Company). In addition, we have assumed and not verified the accuracy as to the factual matters of each document we have reviewed and the accuracy of, and each applicable party’s full compliance with, any representations and warranties contained therein. As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon certain representations of certain officers of the Company. Accordingly, we are relying upon (without any independent investigation thereof) the truth and accuracy of the statements, covenants, representations and warranties set forth in the documents we have reviewed.

Based upon the foregoing and subject to the assumptions, exceptions, limitations and qualifications set forth herein, we are of the opinion that:

1.	Each of the Service Shares and the Meteora Shares have been duly authorized for issuance by all necessary corporate action on the part of the Company and are validly issued, fully paid and non-assessable;

2.	The ELOC Shares issuable in accordance with the Common Stock Purchase Agreement have been duly authorized for issuance by all necessary corporate action on the part of the Company and, when issued and delivered against payment therefor in accordance with the terms of the Common Stock Purchase Agreement, will be validly issued, fully paid and non-assessable

Our opinion is limited to applicable statutory provisions of the Delaware General Corporation Law (the “DGCL”) and the reported judicial decisions interpreting those laws, and federal laws of the United States of America to the extent referred to specifically herein. We are generally familiar with the DGCL as currently in effect and the judicial decisions thereunder and have made such inquiries and review of matters of fact and law as we determined necessary to render the opinions contained herein. We assume no obligation to revise or supplement this opinion letter in the event of future changes in such laws or the interpretations thereof or such facts. We express no opinion regarding the Securities Act, or any other federal or state laws or regulations.

This opinion letter is issued as of the date hereof and is necessarily limited to laws now in effect and facts and circumstances presently existing and brought to our attention. We assume no obligation to supplement this opinion letter if any applicable laws change after the date hereof, or if we become aware of any facts or circumstances that now exist or that occur or arise in the future and may change the opinions expressed herein after the date hereof.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Registration Statement and the prospectus that forms a part thereof. In giving the foregoing consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission.

Very truly yours,

/s/ PRYOR CASHMAN LLP